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                                                                   EXHIBIT 10.16


                                  6 June 1995


PRIVATE AND CONFIDENTIAL


Ian Cooper
4 The Farthings
Kingston upon Thames
Surrey
KT12 7PT

Dear Ian:

     Further to your recent discussions, I have pleasure in offering you a position as Manager, Hardware Engineering within the Company's Engineering Group located at the address below. You will be reporting to the Senior Director, Engineering Operations. Your salary will be (Pounds)50,000 per annum paid monthly in arrears. You will be allocated a pool car until such time the lease expires then you will be eligible for a fully expensed company car, in accordance with the Company's current policy. The monthly lease allowed is up to (Pounds)580.00, which will typically provide a Ford Granada or equivalent. You may opt for a cash alternative of (Pounds)627.00 per month, further details of which will be sent to you on request. In either event, a fuel card will be issued. Occasional travel both in the UK and overseas may be necessary. The commencement date for this permanent position should ideally be no later than Monday, 19 June 1995.

     This offer should be read in conjunction with the Terms and Conditions of Employment in the enclosed Employee Handbook. However, with regard to hours of work, you will understand that you may have on occasions to work extraordinary hours in order to meet your objectives. Also enclosed is a copy of the Employee Agreement and of the DSC booklet `Standards of Business Ethics' referred to in the employee Handbook.

     This offer is subject to satisfactory references. Would you please arrange to have a medical examination by your local doctor and ask him or her to write to us confirming that you are in good health and fit for this position. The invoice may be sent direct to us - or, if you prefer, please pay it and send us the receipted invoice for reimbursement.

     Would you please confirm by Tuesday, 13 June 1995 that you accept this offer and that we may write to your previous employer by signing and returning a copy of this letter. We reserve the right to take up references from any other source we consider appropriate.
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Ian Cooper
June 21, 2000
Page 2

     I very much hope that this is the beginning of a long and enjoyable association between you and DSC.

Yours sincerely
for and on behalf of
DSC Communications Limited



Janet P. Lee (Mrs.)
Personnel Manager

     I accept this offer of employment subject to the Terms and Conditions referred to, I agree to your writing to my previous employer for a reference.



Signed: /s/ Ian Cooper                  Date:  6/7/1995
       ----------------------------          ------------------
               Ian Cooper


Previous Employer:  Mr. Chris Windbank
                  ---------------------------------------------
                    Strand Lighting
                  ---------------------------------------------
                    Grant Way
                  ---------------------------------------------
                    Isleworth
                  ---------------------------------------------
                    MIDDLESEX
                  ---------------------------------------------
                    TW7 5QD
                  ---------------------------------------------


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                                January 22, 1998


Mr. Ian Cooper
c/o DSC Communications LTD
5 New Square, Feltham
Middlesex TW14 8HA
United Kingdom

Dear Ian:

     Per your discussions with Eric Stonestrom, I would like to confirm our intent relative to your position and compensation. In the event our deal with DSC is executed, we intend to offer you the position of Sr. Director Operations in Airspan Communications LTD. You will initially report to Eric.

     Your base salary of (Pounds)74,654 and related benefits will continue as per the current arrangement with DSC. In the future, with your assistance, we will implement an incentive program as a supplement to your base salary. In addition to this cash compensation, you will be provided the option to purchase up to 150,000 shares of Airspan Communications Corporation common stock. Twenty-five percent of this option will vest after the first full year. The remaining 75% will vest in equal monthly increments over the following three years.

     In addition, you will be asked to execute a Proprietary Information Agreement that will be requested from all employees. In the unlikely event that your employment terminates involuntarily in the first year, you will receive six months of your base salary as severance.

     Ian, I am personally looking forward to working with you. I am excited about the challenge, the fun and the rewards in making Airspan Communications Corporation a success.

Sincerely,

/s/ Thomas S. Huseby

Thomas S. Huseby                        ACKNOWLEDGED: /s/ Ian Cooper
Chairman                                             ---------------------------
Airspan Communications Corporation                     Ian Cooper

cc:  Eric D. Stonestrom                         DATE: 1/15/1998
                                                     ---------------------------
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                                January 22, 1998


Mr. Ian Cooper
Airspan Communications Ltd.


Strictly Private and Confidential


Dear Ian:

     I am pleased to confirm the details of your promotion as follows.

     With effect from 1st October 1998 your new job title will be that of Vice President, Engineering, and you will receive an increase to your base salary of 26%, resulting in a new base salary of (Pounds)94,654. In addition, your car allowance of (Pounds)585 per month is incorporated into your base salary, resulting in a new total base salary of (Pounds)101,674 per annum, also effective 1st October 1998.

     The Board also approved on 6th October 1998 an increased share allocation to you of 50,000 additional shares, and you will receive the relevant official document in due course.

     The remainder of your terms and conditions of employment are unchanged.

     The Company would like to express its appreciation of your continued efforts and contribution to the success of Airspan.

Yours sincerely,

/s/ Hilary Coogan

Hilary Coogan
Human Resources Manager
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Dear Ian:

1998 Margin and New Customer Bonus

     I am pleased to inform you that under the Airspan 1998 Employee Bonus Plan you will receive (Pounds)860, paid and taxed through the March 1999 payroll.

     This bonus is a result of better than planned margin for 1998 - 32.8% achieved, 25% planned - and three new customers, buying and paying for in excess of $1m of Airspan products and services. The bonus pool is pro-rated according to length of service with Airspan.

     The bonus represents a significant achievement for Airspan in 1998 and I would like to thank you on behalf of the Company for making our first year such a success.

Yours sincerely,

/s/ David Brant

David Brant
Finance Director